Exhibit 99.1

Popular, Inc. Announces Change of Location for its 2020 Annual Meeting of Shareholders

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – April 24, 2020 – Popular, Inc. (NASDAQ: BPOP) announced today a change in the location of its 2020 Annual Meeting of Shareholders (the “Annual Meeting”). Due to the ongoing public health impact of the coronavirus (COVID-19) pandemic and in an effort to protect the health and well-being of Popular’s shareholders, directors, employees and communities, the Annual Meeting will be held solely by means of remote communication, in a virtual meeting format only. The previously announced date and time of the meeting (May 12, 2020 at 9:00 a.m. Atlantic Standard Time) has not changed. Shareholders of record as of the close of business on March 13, 2020, the record date, can find additional details regarding participation in the Annual Meeting at www.popular.com/en/investor-relations/annual-meeting. The virtual meeting format is a response to the extraordinary impact of COVID-19 and does not reflect a change in Popular’s general policy of holding meetings of shareholders in-person absent extraordinary circumstances.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications